Exhibit 99.1

Contact:	David Gryska	Tim Smith
	Senior Vice President and	Director
	Chief Financial Officer	Investor Relations
	Celgene Corporation	Celgene Corporation
	(908) 673-9059	(908) 673-9951

CELGENE COMPLETES ACQUISITION OF GLOUCESTER PHARMACEUTICALS

Transaction completed for $340 million in cash with additional milestone opportunities of up to $300 million

Commercial Launch of Novel HDAC Inhibitor, ISTODAX® (romidepsin), for the Treatment of Cutaneous T-Cell
Lymphoma (CTCL) Targeted For First Half of 2010

SUMMIT, NJ — (January 15, 2010) – Celgene Corporation (NASDAQ: CELG) today announced it has closed its acquisition of Gloucester Pharmaceuticals following the early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Under the terms of the merger agreement Celgene Corporation acquired Gloucester Pharmaceuticals for $340 million in cash plus up to an additional $300 million payable upon achievement of certain future regulatory milestones.

The transaction brings to Celgene ISTODAX® (romidepsin), an approved therapy for the treatment of cutaneous T-cell lymphoma (CTCL), providing a strategic fit and expanding the company’s presence in critical blood cancers.

“There is a need for better treatment options for CTCL patients and this acquisition enables Celgene to maximize the clinical and commercial potential of ISTODAX through our existing infrastructure, to the benefit of patients,” said Sol J. Barer, PhD, Chairman and Chief Executive Officer of Celgene Corporation. “ISTODAX now joins REVLIMID®, VIDAZA® and THALOMID® in a robust portfolio of products for the treatment of blood cancers.”

As the Company has stated, it expects the acquisition to be neutral to earnings in 2010, and slightly accretive in 2011.

About ISTODAX

ISTODAX® (romidepsin) is a member of a new class of cancer drugs known as histone deacetylase (HDAC) inhibitors. HDACs catalyze the removal of acetyl groups from acetylated lysine residues in histones, resulting in the modulation of gene expression. HDACs also deacetylate non-histone proteins, such as transcription factors. HDAC inhibitors can be divided into four main classes: cyclic tetrapeptides (I), short-chain fatty acids (II), hydroxamic acids (III), and benzamides (IV). The cyclic peptide structure of ISTODAX is novel among the cyclic tetrapeptides. In vitro, ISTODAX causes the accumulation of acetylated histones, and induces cell cycle arrest and apoptosis of some cancer cell lines. For full prescribing information, visit www.ISTODAX.com.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit the Company’s website at www.celgene.com.

This release contains forward-looking statements which are subject to known and unknown risks, delays, uncertainties and other factors not under Celgene’s control, which may cause actual results, performance or achievements of Celgene to be materially different from the results, performance or other expectations expressed or implied by these forward-looking statements. These factors include results of current or pending research and development activities, actions by the FDA and other regulatory authorities, and other factors described in Celgene’s filings with the Securities and Exchange Commission such as its 10-K, 10-Q and 8-K reports.

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